July 2017

Prospectus Supplement filed pursuant to Rule 424(b)(2) dated July 31, 2017 / Registration Statement No. 333-219206

STRUCTURED INVESTMENTS GS Finance Corp.

$5,092,000 Callable CMS Spread and S&P 500® Index -Linked Range Accrual Securities due August 3, 2032

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. Subject to our redemption right described below, interest, if any, on your securities will be paid quarterly on the 3rd day of each February, May, August and November, commencing in November 2017 and ending on the stated maturity date. For the first four quarterly interest payment dates, the interest rate on the securities will be 6.00% per annum. To determine your annualized interest rate for each quarterly interest payment date beginning in November 2018, we will (i) divide the number of scheduled trading days in the relevant interest period (reference dates) on which the index closing value of the S&P 500® Index is greater than or equal to 70.00% of the initial index value of 2,470.30, which is 1,729.21, by the total number of reference dates in such interest period and (ii) multiply the resulting fraction by the applicable interest factor. Interest related to such an interest payment date will be determined on the tenth scheduled trading day prior to such interest payment date and the interest period related to such interest payment date will be the approximately 3-month period prior to such tenth scheduled trading day. The interest factor for an interest period is the product of (i) 6.0 times (ii) the CMS spread on the second U.S. Government securities business day preceding the interest payment date occurring during such interest period, subject to a maximum interest factor of 12.00% and a minimum interest factor of 0%. The CMS spread is the 30-year CMS rate minus the 2-year CMS rate (the 30-year CMS rate and the 2-year CMS rate are the 30-year and 2-year U.S. dollar interest rate swap rate, respectively). Your quarterly interest payment, if any, will be determined in accordance with the 30/360 (ISDA) day count convention. Beginning with the interest payment date in November 2018, you will not receive any interest on your securities on an interest payment date if either (i) the CMS spread used to calculate the related interest factor is less than or equal to zero or (ii) during the related interest period the index closing value is never greater than or equal to 70.00% of the initial index value.

We may redeem your securities at our discretion at 100% of their principal amount plus any accrued and unpaid interest on any quarterly interest payment date on or after August 3, 2018.

If your securities are not redeemed, on the stated maturity date, for each $1,000 principal amount of your securities, we will pay you an amount in cash equal to the $1,000 principal amount plus accrued and unpaid interest, if any.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is equal to approximately $923 per $1,000 principal amount. For a discussion of the estimated value and the price at which Goldman, Sachs & Co. would initially buy or sell your securities, if it makes a market in the securities, see the following page. Your investment in the securities involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-11. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	August 3, 2017	Original issue price:	100.00% of the principal amount
Underwriting discount:	4.05% ($206,226 in total)*	Net proceeds to the issuer:	95.95% ($4,885,774 in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $35.00 for each security it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each security as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $5.50 for each security.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Goldman Sachs & Co. LLC

Prospectus Supplement No. 1,810 dated July 31, 2017

The issue price, underwriting discount and net proceeds listed above relate to the securities we sell initially.  We may decide to sell additional securities after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above.  The return (whether positive or negative) on your investment in securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $923 per $1,000 principal amount, which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $77 per $1,000 principal amount).

Prior to July 31, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through July 30, 2018). On and after July 31, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

About Your Securities

The securities are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                                          Prospectus supplement dated July 10, 2017

•                                          Prospectus dated July 10, 2017

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

July 2017

Registration Statement No. 333-219206

STRUCTURED INVESTMENTS GS Finance Corp.

$5,092,000 Callable CMS Spread and S&P 500® Index -Linked Range Accrual Securities due August 3, 2032

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. Subject to our redemption right described below, interest, if any, on your securities will be paid quarterly on the 3rd day of each February, May, August and November, commencing in November 2017 and ending on the stated maturity date. For the first four quarterly interest payment dates, the interest rate on the securities will be 6.00% per annum. To determine your annualized interest rate for each quarterly interest payment date beginning in November 2018, we will (i) divide the number of scheduled trading days in the relevant interest period (reference dates) on which the index closing value of the S&P 500® Index is greater than or equal to 70.00% of the initial index value of 2,470.30, which is 1,729.21, by the total number of reference dates in such interest period and (ii) multiply the resulting fraction by the applicable interest factor. Interest related to such an interest payment date will be determined on the tenth scheduled trading day prior to such interest payment date and the interest period related to such interest payment date will be the approximately 3-month period prior to such tenth scheduled trading day. The interest factor for an interest period is the product of (i) 6.0 times (ii) the CMS spread on the second U.S. Government securities business day preceding the interest payment date occurring during such interest period, subject to a maximum interest factor of 12.00% and a minimum interest factor of 0%. The CMS spread is the 30-year CMS rate minus the 2-year CMS rate (the 30-year CMS rate and the 2-year CMS rate are the 30-year and 2-year U.S. dollar interest rate swap rate, respectively). Your quarterly interest payment, if any, will be determined in accordance with the 30/360 (ISDA) day count convention. Beginning with the interest payment date in November 2018, you will not receive any interest on your securities on an interest payment date if either (i) the CMS spread used to calculate the related interest factor is less than or equal to zero or (ii) during the related interest period the index closing value is never greater than or equal to 70.00% of the initial index value.

We may redeem your securities at our discretion at 100% of their principal amount plus any accrued and unpaid interest on any quarterly interest payment date on or after August 3, 2018.

If your securities are not redeemed, on the stated maturity date, for each $1,000 principal amount of your securities, we will pay you an amount in cash equal to the $1,000 principal amount plus accrued and unpaid interest, if any.

FINAL TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Index:	S&P 500® Index (Bloomberg symbol, “SPX Index”)
30-year CMS rate:

for any interest factor determination date, the 30-year U.S. dollar interest rate swap rate (as described on page S-23) on such day, subject to adjustment as described elsewhere in this prospectus supplement

2-year CMS rate:

for any interest factor determination date, the 2-year U.S. dollar interest rate swap rate (as described on page S-23) on such day, subject to adjustment as described elsewhere in this prospectus supplement

CMS rates:	the 30-year CMS rate and the 2-year CMS rate
Aggregate principal amount:	$5,092,000
Payment of principal on stated maturity date:

If your securities are not redeemed, on the stated maturity date, for each $1,000 principal amount of your securities, we will pay you an amount in cash equal to the $1,000 principal amount plus accrued and unpaid interest, if any.

CMS spread:	for any interest factor determination date, the 30-year CMS rate minus the 2-year CMS rate
Pricing date:	July 31, 2017
Original issue date:	August 3, 2017
Stated maturity date:	August 3, 2032
Stated principal amount/Original issue price:	$1,000 per security / 100% of the principal amount
Estimated value:	approximately $923
Early redemption right:

we have the right to redeem your securities at our discretion, in whole but not in part, at a price equal to 100% of the principal amount plus accrued and unpaid interest, on the interest payment date that will fall on August 3, 2018 or on any interest payment date occurring thereafter, subject to at least ten business days’ prior notice; no payments will be made after the securities have been redeemed

Interest rate:	for the first four quarterly interest payment dates, the interest rate on the securities will be 6.00% per annum. Thereafter, the amount of interest to be paid for each $1,000 principal amount will be determined on the immediately preceding interest determination date, based on the index closing value on each reference date during the interest period immediately preceding such interest payment date and on the CMS spread on the applicable interest factor determination date. The interest rate will be equal to: the product of (1) the interest factor times (2) the quotient of (i) the number of reference dates during the applicable interest period when the index closing value is greater than or equal to the barrier level divided by (ii) the number of reference dates in such interest period. The interest rate will not be greater than 12.00% per annum or less than 0.00% per annum.

Interest factor:

the interest factor for an interest period will be determined based on the CMS spread on the applicable interest factor determination date and will equal:

•      if the CMS spread times 6.0 is greater than or equal to 12.00%, 12.00%;

•      if the CMS spread times 6.0 is less than 12.00% but greater than zero, the CMS spread times 6.0; or

•      if the CMS spread times 6.0 is less than or equal to zero, 0.00%.

Initial index value:	2,470.30
Barrier level:	1,729.21, which is 70.00% of the initial index value
Reference date:	for each interest period, each day that is a scheduled trading day
Interest factor determination dates:

for each interest period, the second U.S. Government securities business day preceding the interest payment date occurring during such interest period; for example, the interest factor determination date used to determine the interest factor for interest to be paid on the 6th interest payment date shall be the second U.S. Government securities business day preceding the 5th interest payment day

U.S. Government securities business date:

any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. Government securities

Interest determination dates:

with respect to the 5th interest payment date and each interest payment date thereafter, the tenth scheduled trading day prior to each interest payment date, and the interest determination date will begin the interest period for which payment will be made on the interest payment date occurring approximately three months thereafter; for example, the quarterly interest period applicable to the 6th interest payment date shall begin on the interest determination date that is the tenth scheduled trading day immediately preceding the 5th interest payment date and the interest rate to be paid on the 6th interest payment date shall be determined on the interest determination date that is the tenth scheduled trading day prior to the 6th interest payment date

Interest period:

the period from and including an interest determination date to but excluding the next succeeding interest determination date, with the exception of the interest period related to the 5th interest payment date, which shall begin on the tenth scheduled trading day prior to the 4th interest payment date; interest periods are not relevant in determining the interest to be paid on the first four interest payment dates

Interest payment dates:	the 3rd day of each February, May, August and November, beginning in November 2017 and ending on the stated maturity date
Accrued interest factor:

calculated in accordance with the day count convention with respect to each period from and including each interest payment date (or the original issue date, in the case of the first interest payment) to but excluding the next succeeding interest payment date (each such period, an “interest accrual period”)

Day count convention:	30/360 (ISDA), as further discussed under “Specific Terms of Your Securities — Interest Payments — Accrued Interest Factor” on page S-22”
Business day convention:	following unadjusted
Regular record date:	one business day immediately preceding each interest payment date
CUSIP / ISIN:	40054LLP7 / US40054LLP75
Listing:	the securities will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

We refer to the securities we are offering by this prospectus supplement as the “offered securities” or the “securities”. Each of the securities has the terms described under “Final Terms” and “Specific Terms of Your Securities” in this prospectus supplement. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

The Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032, which we refer to as the securities, are for investors who: (a) want to receive, for the first four interest payment dates, interest at a rate of 6.00% per annum (a higher annualized rate than on a comparable fixed or floating rate debt security) and, thereafter, want the opportunity to receive interest at a rate of up to 12.00% per annum and thus believe that (i) on any reference date, the index closing value will not be less than 70.00% of the initial index value of 2,470.30, which is 1,729.21 and (ii) on any interest factor determination date, the 30-year CMS rate will be greater than the 2-year CMS rate; and (b) are willing to receive no interest after the first four interest payment dates if the index closing value on each reference date is less than 70.00% of the initial index value or the 30-year CMS rate is equal to or less than the 2-year CMS rate on each interest factor determination date. Due to the issuer’s early redemption right, the term of the securities could be anywhere from one year to fifteen years. Investors should be willing to hold the securities until maturity.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

Hypothetical Interest Payments

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

The CMS Spread

The CMS spread is equal to the 30-year CMS rate minus the 2-year CMS rate and is based on the shape of the CMS yield curve. When we refer to the 30-year CMS rate or the 2-year CMS rate on an interest factor determination date, we mean the 30-year or 2-year U.S. dollar interest rate swap rate, respectively, on such interest factor determination date. As set forth in the graph below, as the CMS yield curve flattens the spread gets smaller and smaller.

By purchasing the securities, you are taking the position that the CMS yield curve will be positively sloped as shown above.  A steeper curve will translate into a higher interest factor, although the interest factor for any interest period will never exceed 12.00%.

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the method we will use to determine the interest rate on any given interest payment date after the first four interest payment dates, which is based on the values of the CMS rates on the applicable interest factor determination date and the index closing value on the reference dates in the interest period immediately preceding the interest payment date and (ii) the method we will use to calculate the amount of interest accrued between interest payment dates.

The examples below are based on a range of values of the index and the CMS rates that are entirely hypothetical; no one can predict what the values of the index or the CMS rates will be on any day throughout the life of your securities and what the interest rate will be on any interest payment date after the first four interest payment dates. The index and the CMS rates have been highly volatile in the past — meaning that the values of the index and the CMS rates have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects the method we will use to calculate the interest rate applicable to any interest payment date and the hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the principal amount and held to the stated maturity date. If you sell your securities in a secondary market prior to the stated maturity date, as the case may be, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the index and the CMS rates, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your securities. For more information on the estimated value of your securities, see “Additional Risk Factors Specific to Your Securities — The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities” on page S-11 of this prospectus supplement.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Barrier level	70.00% of the initial index value

•                  The day count convention calculation results in an accrued interest factor of 0.25

•                  The securities are not redeemed

•                  Neither a market disruption event nor a non-trading day occurs on any reference date

•                  No change in or affecting any of the index stocks or the method by which the index sponsor calculates the index

•                  Securities purchased on original issue date at the principal amount and held to the stated maturity date

For these reasons, the actual performance of the index over the life of your securities, the actual values of the index on any reference date in any interest period, the actual values of the CMS rates on any interest factor determination date, as well as the interest payable at each interest payment date after the first four interest payment dates, may bear little relation to the hypothetical examples shown below or to the historical values of the index and the CMS spread shown elsewhere in this prospectus supplement. For information about the values of the index and the CMS spread during recent periods, see “The Index — Historical Index Closing Values” on page S-34 and “Historical CMS Spreads” on page S-36, respectively. Before investing in the securities, you should consult publicly available information to determine the values of the index and the CMS spread between the date of this prospectus supplement and the date of your purchase of the securities.

The examples below illustrate the method we will use to determine the interest factor on any interest factor determination date and the method used to calculate the interest rate with respect to an interest payment date based on such interest factor, subject to the key terms and assumptions above.

The interest factor applicable to any interest period is determined on the applicable interest factor determination date and will equal the CMS spread times 6.0, subject to a maximum interest factor of 12.00%, and will be no less than zero. These examples are based on a range of CMS spreads that are entirely hypothetical.

In calculating the interest rate for a given interest payment date using the hypothetical interest factor in each example, the numbers in the first column of each table below represent the number of reference dates (“N”) during any given interest period for which the index closing value is greater than or equal to the barrier level. The amounts in the fourth column represent the hypothetical interest amount, as a percentage of the principal amount of each security, that would be payable with respect to a given interest period in which the index closing value is greater than or equal to the barrier level for a given number of reference dates (as specified in the first column) assuming the hypothetical interest factor in such example.

Also, the hypothetical examples shown below do not take into account the effect of applicable taxes.

Example 1: Based on a hypothetical 30-year CMS rate of 7.00% and a hypothetical 2-year CMS rate of 6.50% on the relevant interest factor determination date, the hypothetical interest factor for the relevant interest period equals:

(7.00% - 6.50%) × 6.0 = 3.00%

Because 0.50% times 6.0 equals 3.00%, which is less than 12.00% and greater than 0.00%, the hypothetical interest factor for the relevant interest period shall be 3.00%.

Based on a hypothetical interest factor of 3.00%, the hypothetical interest rate with respect to the relevant interest payment date and the hypothetical interest amount, as a percentage of the principal amount of each security (rounded to the nearest one-hundredth of a percent), that would be payable with respect to the relevant interest period in which the index closing value is greater than or equal to the barrier level for the indicated number of reference dates are set forth below:

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

N* (A)	Assumed number of eligible trading days in an interest period (B)	Fraction (A/B) × Hypothetical Interest Factor of 3.00%	Amount of interest to be paid on the related interest payment date (using 30/360 (ISDA) convention)
0	60	0.00000000	0.00%
15	60	0.00750000	0.19%
30	60	0.01500000	0.38%
45	60	0.02250000	0.56%
60	60	0.03000000	0.75%

*The number of days for which the index closing value is greater than or equal to the barrier level in a given interest period is subject to numerous adjustments, as described elsewhere in this prospectus supplement.

Example 2: Based on a hypothetical 30-year CMS rate of 2.45% and a hypothetical 2-year CMS rate of 2.20% on the relevant interest factor determination date, the hypothetical interest factor for the relevant interest period equals:

(2.45% - 2.20%) × 6.0 = 1.50%

Because 0.25% times 6.0 equals 1.50%, which is less than 12.00% and greater than 0.00%, the hypothetical interest factor for the relevant interest period shall be 1.50%.

Based on a hypothetical interest factor of 1.50%, the hypothetical interest rate with respect to the relevant interest payment date and the hypothetical interest amount, as a percentage of the principal amount of each security, that would be payable with respect to the relevant interest period in which the index closing value is greater than or equal to the barrier level for the indicated number of reference dates are set forth below:

N* (A)	Assumed number of eligible trading days in an interest period (B)	Fraction (A/B) × Hypothetical Interest Factor of 1.50%	Amount of interest to be paid on the related interest payment date (using 30/360 (ISDA) convention)
0	60	0.00000000	0.00%
15	60	0.00375000	0.09%
30	60	0.00750000	0.19%
45	60	0.01125000	0.28%
60	60	0.01500000	0.38%

*The number of days for which the index closing value is greater than or equal to the barrier level in a given interest period is subject to numerous adjustments, as described elsewhere in this prospectus supplement.

Example 3: Based on a hypothetical 30-year CMS rate of 9.00% and a hypothetical 2-year CMS rate of 3.00% on the relevant interest factor determination date, the hypothetical interest factor for the relevant interest period equals:

(9.00% - 3.00%) × 6.0 = 36.00%

Because 6.00% times 6.0 equals 36.00%, which is greater than 12.00%, the interest factor for the relevant interest period shall be 12.00%.

Based on a hypothetical interest factor of 12.00%, the hypothetical interest rate with respect to the relevant interest payment date and the hypothetical interest amount, as a percentage of the principal amount of each security, that would be payable with respect to the relevant interest period in which the index closing value is greater than or equal to the barrier level for the indicated number of reference dates are set forth below:

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

N* (A)	Assumed number of eligible trading days in an interest period (B)	Fraction (A/B) x × Hypothetical Interest Factor of 12.00%	Amount of interest to be paid on the related interest payment date (using 30/360 (ISDA) convention)
0	60	0.00000000	0.00%
15	60	0.03000000	0.75%
30	60	0.06000000	1.50%
45	60	0.09000000	2.25%
60	60	0.12000000	3.00%

*The number of days for which the index closing value is greater than or equal to the barrier level in a given interest period is subject to numerous adjustments, as described elsewhere in this prospectus supplement.

Example 4: Based on a hypothetical 30-year CMS rate of 1.00% and a hypothetical 2-year CMS rate of 3.00% on the relevant interest factor determination date, the hypothetical interest factor for the relevant interest period equals:

(1.00% - 3.00%) × 6.0 = -12.00%

Given that -2.00% times 6.0 equals -12.00%, which is less than 0.00%, the hypothetical interest factor for the relevant interest period shall be 0.00%. The securities will not pay any interest on the relevant interest payment date regardless of the number of reference dates on which the index closing value is greater than or equal to the barrier level.

Payments on the securities are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the securities are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the securities or the U.S. federal income tax treatment of the securities, as described elsewhere in this prospectus supplement.

We cannot predict the actual index closing value on any day or the value of the CMS spread on any interest factor determination date or what the market value of your securities will be on a particular day, nor can we predict the relationship among the index closing value, values of the CMS rates and the market value of your securities at any time prior to the stated maturity date. The actual interest payment, if any, that you will receive on each interest payment date, and the rate of return on the offered securities will depend on the actual CMS spread on each interest factor determination date and the actual index closing values as determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the interest amount to be paid in respect of your securities, if any, on each interest payment date may be very different from the information reflected in the examples above.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the index stocks, i.e., the stocks comprising the index to which your securities are linked. You should carefully consider whether the offered securities are suited to your particular circumstances.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “— Your Securities May Not Have an Active Trading Market” below.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the interest payments on the securities after the first four interest payment dates, if any, will be based on the performance of the index and the relationship between the 30-year CMS rate and the 2-year CMS rate, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

We Are Able to Redeem Your Securities at Our Option

On each interest payment date commencing on the interest payment date occurring on August 3, 2018 and ending on the interest payment date occurring on May 3, 2032, we will be permitted to redeem your securities at our option. Furthermore, our option to redeem your securities may adversely affect the value of your securities. It is our sole option whether to redeem your securities prior to maturity and we may or may not exercise this option for any reason. Many factors may influence the likelihood of your securities being redeemed.  In general, we will be more likely to redeem the securities when we expect the index closing value to be at or above the barrier level and the CMS spread to be at or above a level that would otherwise result in an amount of interest payable on the securities that is greater than instruments of a comparable maturity and credit rating trading in the market.  On the other hand, we will be less likely to exercise our redemption right when we expect the index closing value to be below the barrier level and/or when the CMS spread is at a level such that the securities are paying below-market interest, if any. Therefore, if we do not exercise our redemption right, it is more likely that you will receive reduced or no quarterly interest payments. Because of this redemption option, the term of your securities could be anywhere between one and fifteen years. No further payments will be made on the securities if they are redeemed.

If the Index Closing Value Is Less Than the Barrier Level on Any Reference Date in Any Interest Period, the Interest Rate With Respect to the Next Interest Payment Date Will Be Reduced

Because of the formula used to calculate the interest payment applicable to your securities on any interest payment date after the first four interest payment dates, in the event the index closing value on any reference date in any applicable interest period is less than the barrier level, the interest rate with respect to the next interest payment date will be reduced. Therefore, if the index closing value is less than the barrier level for an entire interest period, you will receive no interest on the related interest payment date. Even if you receive some interest payments on some or all of the interest payment dates, the overall return you earn on your securities may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Assuming circumstances where no interest payment is to be made on your securities after the fourth interest period, the present value of your securities as of the original issue date will equal the present value of bond that pays only the interest up to and including the fourth interest period, and with the same maturity and principal amount issued by us, in each case discounted using current interest rates and credit spreads based on the discount method used by GS&Co., which may be different from the methods used by others. On the original issue date such present value is approximately 62.30% of the principal amount of your securities (you should not base any tax characterization of your securities on such present value).

You Will Not Participate in Any Appreciation of the Index

You will not participate in any appreciation of the index. The return on your securities will be limited to the interest that is paid with respect to each interest payment date determined as set forth in this prospectus supplement, which after the first four interest payment dates could be zero. Accordingly, interest on the securities may be less than the return you could earn on another instrument linked to the index that pays a return based on the performance of the index.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

If the CMS Spread Is Less Than or Equal to 0% on the Relevant Interest Factor Determination Date for Any Interest Period, No Interest Will Be Paid for that Interest Period

Because of the formula used to calculate the interest payment applicable to your securities on any interest payment date after the first four interest payment dates, in the event that on the relevant interest factor determination date the 30-year CMS rate does not exceed the 2-year CMS rate, no interest will be paid for the corresponding interest period, even if the CMS spread on subsequent days is greater than 0%. Therefore, if the 30-year CMS rate does not exceed the 2-year CMS rate for a prolonged period of time over the life of your securities including interest factor determination dates, you will receive no interest during the affected interest periods. In such case, even if you receive some interest payments on some or all of the interest payment dates, the overall return you earn on your securities may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Amount of Interest Payable On The Securities In Any Quarter Is Capped

On each of the first four interest payment dates, interest will be paid at a rate of 6.00% per annum. After the first four interest payment dates, the interest rate will be based in part on the interest factor which is subject to a maximum interest factor of 12.00%. This will limit the amount of interest you may receive on each interest payment date after the first four interest payment dates. Because of the formula used to calculate the interest factor for your securities, if (i) the CMS spread times (ii) 6.0 is greater than or equal to 12.00% on an interest factor determination date, the interest factor for such interest period will be capped at 12.00% and if the index closing value is below the barrier level on one or more reference dates during an index period, your rate of interest will be less than the interest factor and may be zero. Thus, you will not benefit from any increases in the CMS spread above 2.00%. Furthermore, since the interest factor is determined quarterly, if the interest rate for at least one interest period during any year is less than 12.00% per annum, your actual return for such year will be less than 12.00% per annum, even if the interest rate is 12.00% per annum for the remaining interest periods during such year. Thus, the securities may provide less interest income than an investment in a similar instrument without a maximum interest factor.

If You Purchase Your Securities at a Premium to Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

The amount you will be paid for your securities on the stated maturity date or the amount we will pay you upon any early redemption of your securities will not be adjusted based on the issue price you pay for the securities.  If you purchase securities at a price that differs from the principal amount of the securities, then the return on your investment in such securities held to the stated maturity date or date of early redemption will differ from, and may be substantially less than, the return on securities purchased at principal amount.  If you purchase your securities at a premium to principal amount and hold them to the stated maturity date or date of early redemption, the return on your investment in the securities will be lower than it would have been had you purchased the securities at principal amount or a discount to principal amount.

The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

•                  the value of the index;

•                  the 30-year CMS rate and the 2-year CMS rate;

•                  the expected future performance of the CMS spread;

•                  the volatility – i.e., the frequency and magnitude of changes – in the index closing value and the value of the CMS spread;

•                  the dividend rates of the index stocks;

•                  economic, financial, regulatory, political, military and other events that affect CMS rates and stock markets generally and the index stocks, and which may affect the index closing value;

•                  interest rates and yield rates in the market;

•                  the time remaining until your securities mature; and

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

•                  our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before maturity, you may receive less than the principal amount of your securities.

You cannot predict the future performance of the index or the CMS rates based on their historical performance. The actual performance of the index and the CMS rates over the life of the offered securities, as well as the interest payable on each interest payment date after the first four interest payment dates, may bear little or no relation to the historical index closing values, the values of the CMS spread or the hypothetical examples shown elsewhere in this prospectus supplement.

The Amount of Interest Payable on Your Securities After the First Four Interest Payment Dates Will Not Be Affected by the CMS Spread on Any Day Other Than the Interest Factor Determination Date for the Applicable Interest Period

For each interest payment date after the first four interest payment dates, the amount of interest payable on each interest payment date is calculated based in part on the CMS spread on the interest factor determination date for the applicable interest period. Although the actual CMS spread on an interest payment date or at other times may be higher than the CMS spread on the interest factor determination date, you will not benefit from the CMS spread at any time other than on such interest factor determination date.

If the Value of the Index Changes, the Market Value of Your Securities May Not Change in the Same Manner

The price of your securities may move differently than the performance of the index. Changes in the value of the index may not result in a comparable change in the market value of your securities. Even if the index closing value is greater than or equal to the barrier level during some portion of the life of the securities, the market value of your securities may not increase in the same manner. We discuss some of the reasons for this disparity under “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” above.

If the CMS Spread Changes, the Market Value of Your Securities May Not Change in the Same Manner

The price of your securities may move differently than the CMS spread. The CMS spread will vary during the term of the securities based on the relationship between the 30-year CMS rate and the 2-year CMS rate as well as the market’s expectation of this relationship in the future. Changes in the CMS spread may not result in a comparable change in the market value of your securities. Even if the CMS spread is greater than 0% during some portion of the life of the offered securities, the market value of your securities may not increase in the same manner. We discuss some of the reasons for this disparity under “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” above.

Because of the long-dated maturity of your securities, the expected future performance of the CMS rates will have a greater impact on the market value of your securities than if your securities had an earlier maturity date. In particular, the expected future performance of the CMS rates may cause the market value of your securities to decrease even though the CMS spread may be greater than 0% during some portion of the life of the offered securities. Moreover, expectations about the performance of the CMS rates in the future are subject to a great degree of uncertainty and may be based on assumptions about the future that may prove to be incorrect. Even if the expected future performance of the CMS rates is favorable to your securities, this uncertainty may result in market participants substantially discounting this future performance when determining the market value of your securities.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

Goldman Sachs expects to hedge our obligations under the securities by purchasing listed or over-the-counter options, futures and/or other instruments linked to the CMS rates, the index or the index stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the CMS rates, the index or the index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before any interest determination date for your securities.  Alternatively, Goldman Sachs may hedge all or part of our obligations under the securities with unaffiliated distributors of the securities which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the value of the CMS spread, the index or one or more of the index stocks.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the securities or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the securities; hedging the exposure of Goldman Sachs to the securities including any interest in the securities that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the securities.

Any of these hedging or other activities may adversely affect the values of the CMS spread or the index — directly or indirectly by affecting the price of the index stocks — and therefore the market value of your securities and the amount we will pay on your securities.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the securities.  Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities, and may receive substantial returns on hedging or other activities while the value of your securities declines.  In addition, if the distributor from which you purchase securities is to conduct hedging activities in connection with the securities, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the securities to you in addition to the compensation they would receive for the sale of the securities.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your securities, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the securities.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your securities, or similar or linked to the index or index stocks.  Investors in the securities should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the securities for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Securities

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the index or index stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the securities.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

If Goldman Sachs becomes a holder of any securities of the index or index stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the securities.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Securities

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the index or index stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index or index stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the securities.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Index or the Issuers of the Index Stocks or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsors of the index or the issuers of the index stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the index or index stocks, as applicable, and that such actions could be adverse to the interests of investors in the securities.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the securities or with investors in the securities.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the securities will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the securities will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Securities May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the index or index stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of securities will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the securities.

The terms of the offering (including the selection of the index or index stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the securities.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

Other Investors in the Securities May Not Have the Same Interests as You

Other investors in the securities are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as security holders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your securities, the index, the index stocks or other similar securities, which may adversely impact the market for or value of your securities.

The Policies of the Index Sponsor and Changes that Affect the Index or Index Stocks Comprising the Index, Could Affect the Amount of Interest Payable on Your Securities and Their Market Value

The policies of the index sponsor concerning the calculation of the value of the index, additions, deletions or substitutions of the index stocks comprising the index, and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index value, could affect the value of the index and, therefore, the amount of interest payable on your securities on any interest payment date and the market value of your securities before that date. The amount of interest payable on your securities and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index value, or if the index sponsor discontinues or suspends calculation or publication of the index value, in which case it may become difficult to determine the market value of your securities. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index values on any such date — and thus the amount payable on any interest payment date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index values on any trading day and the interest determination date and the amount of interest payable on your securities more fully under “Specific Terms of Your Securities — Discontinuance or Modification of an Index” and “Specific Terms of Your Securities — Role of Calculation Agent” below.

Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Index, There Is No Affiliation Between the Index Stock Issuers or the Index Sponsor and Us

The common stock of The Goldman Sachs Group, Inc. is one of the index stocks comprising the index. We are not otherwise affiliated with the issuers of the index stocks or the index sponsor. As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with the index sponsor or the index stock issuers.  Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the index or any of the other index stock issuers. You, as an investor in your securities, should make your own investigation into the index and the index stock issuers.  See “The Index” below for additional information about the index.

Neither the index sponsor nor any of the other index stock issuers are involved in the offering of your securities in any way and none of them have any obligation of any sort with respect to your securities.  Thus, neither the index sponsor nor any of the other index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the market value of your securities.

The Return on Your Securities Will Not Reflect Any Dividends Paid on the Index Stocks

The index sponsor calculates the value of the index by reference to the prices of the index stocks, without taking account of the value of dividends paid on those index stocks. Therefore, the return on your securities will not reflect the return you would realize if you actually owned the index stocks and received the dividends paid on those index stocks. You will not receive any dividends that may be paid on any of the index stocks by the index stock issuers. See “— You Have No Shareholder Rights or Rights to Receive Any Index Stock” below for additional information.

You Have No Shareholder Rights or Rights to Receive Any Index Stock

Investing in your securities will not make you a holder of any of the index stocks.  Neither you nor any other holder or owner of your securities will have any rights with respect to the index stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the index stocks or any other rights of a holder of the index stocks.  Your securities will be paid in cash, as will any interest payments, and you will have no right to receive delivery of any index stocks.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

The Historical Values of the CMS Spread Are Not an Indication of the Future Values of the CMS Spread

In the past, the value of the CMS spread has experienced significant fluctuations.  You should note that historical values, fluctuations and trends of the CMS spread are not necessarily indicative of future values.  Any historical upward or downward trend in the CMS spread is not an indication that the CMS spread is more or less likely to increase or decrease at any time, and you should not take the historical values of the CMS spread as an indication of its future performance.

Past Index Performance is No Guide to Future Performance

The actual performance of the index over the life of the securities, as well as the interest payable on the securities, may bear little relation to the historical index closing value or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the index.

Recent Regulatory Investigations Regarding Potential Manipulation of ISDAfix May Adversely Affect Your Securities

It has been reported that the U.K. Financial Conduct Authority and the U.S. Commodity Futures Trading Commission are working together to investigate potential manipulation of ISDAfix. If such manipulation occurred, it may have resulted in the CMS spread being artificially lower (or higher) than it would otherwise have been.  Any changes or reforms affecting the determination or supervision of ISDAfix (or ICE Swap Rate) in light of these investigations may result in a sudden or prolonged increase or decrease in reported ISDAfix (or ICE Swap Rate) or the CMS spread, which could have an adverse impact on the trading market for ISDAfix (or ICE Swap Rate)-benchmarked securities such as your securities, the value of your securities and any payments on your securities.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Securities and the Amount You May Receive On Any Interest Payment Date

As calculation agent for your securities, GS&Co. will have discretion in making certain determinations that affect your securities, including determining: the index closing value, which we will use to determine the amount, if any, we will pay on any applicable interest payment date; the values of the CMS rates and the CMS spread on any interest factor determination date, which we will use to determine the interest factor applicable to an interest period; market disruption events; non-trading days; non-business days; non-U.S. Government securities business days; the interest determination dates; and the stated maturity date. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the index.  See “Specific Terms of Your Securities — Discontinuance or Modification of the Index” below. The exercise of this discretion by GS&Co. could adversely affect the value of your securities and may present GS&Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interest in the Securities and Us” above. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate principal amount of the securities subsequent to the date of this prospectus supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered securities with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered securities could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

purchasing and holding the offered securities. This is discussed in more detail under “Employee Retirement Income Security Act” below.

Your Securities Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The securities will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the securities over their term based on the comparable yield for the securities. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange, redemption or maturity of the securities will be taxed as ordinary interest income. If you are a secondary purchaser of the securities, the tax consequences to you may be different. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

Specific Terms of Your Securities

We refer to the securities we are offering by this prospectus supplement as the “offered securities” or the “securities”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Securities”, references to “holders” mean those who own securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in securities registered in street name or in securities issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The offered securities are part of a series of debt securities, entitled “Medium-Term Notes, Series E”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered securities are also “indexed debt securities”, as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered securities, including your securities; terms that apply generally to all Series E medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your securities:

Specified currency:

•     U.S. dollars (“$”).

Form of note:

•                  global form only: yes, at DTC

•                  non-global form available: no

Denominations:  each security registered in the name of a holder must have a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof

Defeasance applies as follows:

•                  full defeasance: no

•                  covenant defeasance: no

Other terms:

•                  the default amount will be payable on any acceleration of the maturity of your securities as described under “— Special Calculation Provisions” below

•                  a business day for your securities will not be the same as a business day for our other Series E medium-term notes, as described under “— Special Calculation Provisions” below

•                  a trading day for your securities will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or pricing date, issue price, discount or commission and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered securities. We may decide to sell additional securities on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your securities in a market-making transaction after the initial issuance and sale of the offered securities, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

We describe the terms of your securities in more detail below.

Index, Index Sponsor and Index Stocks

In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Index” below.  When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect.  When we refer to the index stocks as of any time, we mean the stocks that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

CMS Rates

In this prospectus supplement, when we refer to the 30-year CMS rate on an interest factor determination date, we mean the rate appearing on the Reuters screen ICESWAP1 page for 30-year index maturity as of approximately 11:00 A.M., New York City time, on such interest factor determination date, subject to adjustment as described under “— Interest Payments” below.

In this prospectus supplement, when we refer to the 2-year CMS rate on an interest factor determination date, we mean the rate appearing on the Reuters screen ICESWAP1 page for 2-year index maturity as of approximately 11:00 A.M., New York City time, on such interest factor determination date, subject to adjustment as described under “—Interest Payments” below.

“Reuters screen” means the display on the Thomson Reuters Eikon service, or any successor or replacement service, on the page specified in this prospectus supplement, or any successor or replacement page on that service.

Payment of Principal on Stated Maturity Date

If your securities are not redeemed, on the stated maturity date, for each $1,000 principal amount of your securities, we will pay you an amount in cash equal to the $1,000 principal amount plus accrued and unpaid interest, if any.

Stated Maturity Date

The stated maturity date is August 3, 2032, unless that day is not a business day, in which case the stated maturity date will instead occur on the next following business day.

Interest Payments

For the first four interest payment dates, the interest rate on the securities will be 6.00% per annum. Thereafter, the interest rate with respect to any interest payment date will be determined on the immediately preceding interest determination date, based on the index closing value on each reference date during the interest period immediately preceding such interest payment date and on the CMS spread on the applicable interest factor determination date. The interest rate will be equal to: the product of (1) the interest factor times (2) the quotient of (i) the number of reference dates during the applicable interest period when the index closing value is greater than or equal to the barrier level divided by (ii) the number of reference dates in such interest period.

The initial index value is 2,470.30. The barrier level is 1,729.21, which is 70.00% of the initial index value.

The interest factor for an interest period will be determined based on the CMS spread on the applicable interest factor determination date and will be equal to:

•                  if the CMS spread times 6.0 is greater than or equal to 12.00%, 12.00%;

•                 if the CMS spread times 6.0 is less than 12.00% but greater than zero, the CMS spread times 6.0; or

•                  if the CMS spread times 6.0 is less than or equal to zero, 0.00%

On any interest factor determination date, the CMS spread will equal the 30-year CMS rate minus the 2-year CMS rate.

If the index closing value for any reference date during the applicable interest period is less than the barrier level, the interest rate for the applicable interest payment date will be reduced.

If the calculation agent determines that the index closing value is not available for any reference date because of the occurrence of a market disruption event, a non-trading day or any other reason (other than as described under “— Discontinuance or Modification of the Index” below), then the index closing value for such reference date, and for each consecutive reference date thereafter for which the index closing value is not available, will be the index closing value on the next reference date for which the index closing value is available. For example, if the index closing value is not available on a Monday through Wednesday and the index closing value is available on Thursday, then the index closing

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

value for Thursday will also be used for each of Monday, Tuesday and Wednesday. However, if the index closing value is not available for more than four consecutive reference dates, then on such fifth consecutive reference date and for each consecutive reference date thereafter for which the index closing value is not available, the calculation agent will determine the index closing value for each such reference date based on its assessment, made in its sole discretion, of the value of the index at the applicable time on such reference date.

Notwithstanding the previous paragraph, if the calculation agent determines that the index closing value is not available on the last reference date in any applicable interest period, then the calculation agent will determine the index closing value for such reference date based on its assessment, made in its sole discretion, of the value of the index at the applicable time on such reference date.

The calculation agent will calculate the amount of interest that has accrued on your securities with respect to each interest payment date in the following manner. The calculation agent will calculate the interest rate with respect to such interest payment date as described above and multiply the result by the accrued interest factor and the principal amount.

An interest period means the period from and including an interest determination date to but excluding the next succeeding interest determination date, with the exception of the interest period related to the 5th interest payment date, which shall begin on the tenth scheduled trading day prior to the 4th interest payment date. Interest periods are not relevant in determining the interest to be paid on the first four interest payment dates.

The accrued interest factor is calculated as discussed under “— Accrued Interest Factor” below.

Interest, if any, will be paid on your securities on the 3rd day of each February, May, August and November, beginning in November 2017 and ending on the stated maturity date. If an interest payment date would otherwise be a day that is not a business day, the payment due on that interest payment date will be postponed to the next day that is a business day. However, the interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of payment of such interest as so postponed. If the stated maturity date does not occur on the originally scheduled day, the interest payment date scheduled to occur on that originally scheduled day will instead occur on the postponed stated maturity date. However, interest on your securities will accrue only up to, but excluding, the originally scheduled stated maturity date.

CMS Spread

For any interest factor determination date, the CMS spread is the 30-year CMS rate minus the 2-year CMS rate.

Reference Date

For each interest period, a reference date is each day that is a scheduled trading day.

Interest Factor Determination Dates

For each interest period, the second U.S. Government securities business day preceding the interest payment date occurring during such interest period. For example, the interest factor determination date used to determine the interest factor for interest to be paid on the 6th interest payment date shall be the second U.S. Government securities business day preceding the 5th interest payment date.

Interest Determination Dates

With respect to the 5th interest payment date and each interest payment date thereafter, each interest determination date will be the tenth scheduled trading day prior to the applicable interest payment date, and the interest determination date will begin the interest period for which payment will be made on the interest payment date occurring approximately three months thereafter. For example, the quarterly interest period applicable to the 6th interest payment date shall begin on the interest determination date that is the tenth scheduled trading day immediately preceding the 5th interest payment date and the interest rate to be paid on the 6th interest payment date shall be determined on the interest determination date that is the tenth scheduled trading day prior to the 6th interest payment date.

Accrued Interest Factor

The accrued interest factor is calculated in accordance with the 30/360(ISDA) day count convention with respect to each period from and including each interest payment date (or the original issue date, in the case of the first interest payment) to but excluding the next succeeding interest payment date (each such period, an “interest accrual period”). 30/360 (ISDA) means the factor will be equal to the number of days in the interest accrual period in respect of which payment is being made divided by 360, calculated on a formula basis as follows, as described in Section 4.16(f) of the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, without regard to any subsequent amendments or supplements:

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

Day Count Fraction	=	[360 × (Y2 – Y1)] + [30 × (M2 – M1)] + (D2 –D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest accrual period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest accrual period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest accrual period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest accrual period falls;

“D1” is the first calendar day, expressed as a number, of the interest accrual period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest accrual period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

CMS Rate

In this prospectus supplement, when we refer to the 30-year CMS rate or the 2-year CMS rate on an interest factor determination date, we mean the rate appearing on the Reuters screen ICESWAP1 page for 30-year or 2-year index maturity, as the case may be, as of approximately 11:00 A.M., New York City time, on such interest factor determination date. If the CMS rate cannot be determined in this manner, then:

•                  The applicable CMS rate for the relevant interest factor determination date will be determined on the basis of the mid-market semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market at approximately 11:00 A.M., New York City time, on that interest factor determination date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 (ISDA) day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to 30 years or 2 years, as the case may be, commencing on the relevant interest factor determination date, with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 (ISDA) day count basis, is equivalent to LIBOR with a designated maturity of three months, as such rate may be determined in accordance with the provisions set forth under “Description of Notes We May Offer — Interest Rates — LIBOR Notes” in the accompanying prospectus supplement. The calculation agent will select the five swap dealers in its sole discretion and will request the principal New York City office of each of those dealers to provide a quotation of its rate.

•                  If at least three quotations are provided, the CMS rate for that interest factor determination date will be the arithmetic mean of the quotations described above, eliminating the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.

•                  If fewer than three quotations are provided, the calculation agent will determine the CMS rate for that interest factor determination date in its sole discretion.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, or if the calculation agent designates a substitute index, then the calculation agent will determine the interest payment amount on the relevant interest payment date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines on a reference date that the publication of the index is discontinued and there is no successor index, the calculation agent will determine the applicable index closing value used to determine the interest payment on the related interest payment date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

If the calculation agent determines that the index, the index stocks or the method of calculating the index is changed at any time in any respect — including any split or reverse split, any addition, deletion or substitution and any reweighting or rebalancing of the index or of the index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

affecting one or more of the index stocks or their issuers or is due to any other reason — and is not otherwise reflected in the value of the index by the index sponsor pursuant to the then-current index methodology of the index, then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the values of the index used to determine the interest payment amount on the related interest payment date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your securities is accelerated, we will pay the default amount in respect of the principal of your securities at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series E medium-term notes, which include your securities, are entitled to take any action under the indenture, we will treat the outstanding principal amount of your securities as the outstanding principal amount of that note. Although the terms of the offered securities differ from those of the other Series E medium-term notes, holders of specified percentages in principal amount of all Series E medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series E medium-term notes, including your securities, except with respect to certain Series E medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series E medium-term notes, accelerating the maturity of the Series E medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your securities at maturity or upon redemption will be made to an account designated by the holder of your securities and approved by us, or at the office of the trustee in New York City, but only when your securities are surrendered to the trustee at that office. We may pay interest on any interest payment date by check mailed to the person who is the holder on the regular record date. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your securities that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your securities, however, the term business day may have a different meaning than it does for other Series E medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the index, the CMS spread, the 30-year CMS rate, the 2-year CMS rate, the regular record dates, the reference dates, the interest rate on each interest payment date, the interest payable on each interest payment date, business days, U.S. Government securities business days, trading days, interest factor determination dates, interest determination dates, whether a market disruption event occurs, postponement of any interest payment date or the stated maturity date and the amount of cash payable on your securities at maturity or redemption, as applicable. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your securities at any time after the date of this prospectus supplement without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Our Early Redemption Right

We may redeem your securities, at our option, in whole but not in part, on the interest payment date that will fall on August 3, 2018 and on each interest payment date occurring thereafter, for an amount equal to 100% of the principal amount plus any accrued and unpaid interest to, but excluding, the redemption date.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

If we choose to exercise our early redemption right described in this prospectus supplement, we will notify the holder of your securities and the trustee by giving at least ten business days’ prior notice. The day we give the notice, which will be a business day, will be the redemption notice date and the immediately following interest payment date, which we will state in the redemption notice, will be the redemption date. We will not give a redemption notice that results in a redemption date later than the stated maturity date.

If we give the holder a redemption notice, we will redeem the entire outstanding principal amount of your securities as follows. On the redemption date, we will pay to the holder of record on the regular record date the redemption price in cash, together with any accrued and unpaid interest to, but excluding, the redemption date, in the manner described under “Manner of Payment” above.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your securities, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 21 in the accompanying prospectus.

U.S. Government securities business day

When we refer to a U.S. Government securities business day with respect to your securities, we mean any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. Government securities.

Trading Day

When we refer to a trading day with respect to your securities, we mean a day on which the respective principal securities markets for all of the index stocks are open for trading, the index sponsor is open for business and the index is calculated and published by the index sponsor. A day is a scheduled trading day with respect to the index if, as of the pricing date, the index sponsor is scheduled to be open for business, the index is expected to be calculated and published and the respective principal securities markets for all of the index stocks are scheduled to be open for trading on such day.

Index Closing Value

The index closing value on any trading day will be the official closing level of the index or any successor index published by the index sponsor on such trading day for such index.

Default Amount

The default amount for your securities on any day (except as provided in the last sentence under “—Default Quotation Period” below) will be an amount, in the specified currency for the principal of your securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your securities. That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your securities, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to above is obtained during such period, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final interest determination date, then the default amount will equal the principal amount of your securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

With respect to any given trading day, any of the following will be a market disruption event:

•                  a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  index stocks constituting 20% or more, by weight, of the index, or option or futures contracts, if available, relating to the index or to index stocks constituting 20% or more, by weight, of the index are not trading on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of GS Finance Corp. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered securities.  For more information about hedging by GS Finance Corp. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events:

•                  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•                  a decision to permanently discontinue trading in option or futures contracts relating to the index or to any index stock.

For this purpose, an “absence of trading” in the primary securities market on which an index stock, or on which option or futures contracts relating to the index or an index stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts, if available, relating to the index or an index stock in the primary market for that stock or those contracts, by reason of:

•                  a price change exceeding limits set by that market,

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

•                  an imbalance of orders relating to that index stock or those contracts, or

•                  a disparity in bid and ask quotes relating to that index stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

Use of Proceeds

We will lend the net proceeds from the sale of the offered securities to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered securities as described below.

Hedging

In anticipation of the sale of the offered securities, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures and other instruments linked to the index, index stocks and/or the CMS rates on or before the pricing date.  In addition, from time to time after we issue the offered securities, we and/or our affiliates may enter into additional hedging transactions and unwind those we have entered into, in connection with the offered securities and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index, the index stocks or the CMS rates.  Consequently, with regard to your securities, from time to time, we and/or our affiliates:

•                  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index stocks or the CMS rates,

•                  may take or dispose of positions in the securities of the index stock issuers themselves,

•                  may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market,

•                  may take short positions in the index stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser, and/or

•                  may take or dispose of positions in interest rate swaps, options swaps and treasury bonds.

We and/or our affiliates may acquire a long or short position in securities similar to your securities from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered securities and perhaps relating to other securities with returns linked to the index, the index stocks or the CMS rates.  We expect these steps to involve sales of instruments linked to the index and/or the CMS rates on or shortly before the final interest determination date.  These steps may also involve sales and/or purchases of some or all of the index stocks, or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index stocks or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market or the CMS rates.

The hedging activity discussed above may adversely affect the market value of your securities from time to time and the amount we will pay on your securities at maturity.  See “Additional Risk Factors Specific to Your Securities” above for a discussion of these adverse effects.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

The Index

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on the NYSE. S&P Dow Jones Indices LLC (“S&P”) chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  Although the S&P 500® Index contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies may be represented by multiple share class lines in the index.  The S&P 500® Index is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: us.spindices.com/indices/equity/sp-500 and spdji.com/. We are not incorporating by reference the websites or any material they include in this prospectus supplement.

S&P intends for the S&P 500® Index to provide a performance benchmark for the large-cap U.S. equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Constituent changes are generally announced one to five business days prior to the change. Relevant criteria for additions to the S&P 500® Index that are employed by S&P include: the company proposed for addition should have an unadjusted company market capitalization of $6.1 billion or more (for a company with multiple share class lines, eligibility is based on the total market capitalization of the company, including all publicly listed and unlisted share class lines, if applicable; for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded in the proposed constituent to float-adjusted market capitalization of that company should be 1.00 or greater and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date (for companies with multiple share classes, each listed share class line is viewed independently to determine if it meets the liquidity criteria); the company must be a U.S. company (characterized as a Form 10-K filer, a company whose U.S. portion of fixed assets and revenues constitutes a plurality of the total, a company with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE MKT, NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Bats BZX, Bats BYX, Bats EDGA or Bats EDGX (each, an “eligible exchange”) and a corporate governance structure consistent with U.S. practice); the proposed constituent has a public float of 50% or more of its stock; the inclusion of the company will contribute to sector balance in the index relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for IPOs, the company must be traded on an eligible exchange for at least twelve months. Certain types of organizational structures and securities are always excluded, including business development companies (BDCs), limited partnerships, master limited partnerships, limited liability companies (LLCs), OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts (ADRs). Stocks are deleted from the S&P 500® Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P 500® Index continuity.

All publicly listed multiple share class lines are included separately in the S&P 500® Index, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions.  It is possible that one listed share class line of a company may be included in the S&P 500® Index while a second listed share class line of the same company is excluded.  For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

As of July 5, 2017, the 500 companies included in the S&P 500® Index were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (12.17%), Consumer Staples (9.00%), Energy (5.92%), Financials (14.72%), Health Care (14.55%), Industrials (10.33%), Information Technology (22.22%), Materials (2.85%), Real Estate (2.91%), Telecommunication Services (2.14%) and Utilities (3.12%). (Sector designations are determined by the index sponsor using criteria it has selected or developed.  Index sponsors may use very different

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

Calculation of the S&P 500® Index

The S&P 500® Index is calculated using a base-weighted aggregative methodology. The value of the S&P 500® Index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the S&P 500® Index times the number of shares of such stock included in the S&P 500® Index, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the S&P 500® Index .

The S&P 500® Index is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the S&P 500® Index reflects the total market value of all index stocks relative to the index’s base date of 1941-43.

In addition, the S&P 500® Index is float-adjusted, meaning that the share counts used in calculating the S&P 500® Index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by certain shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, publicly traded companies that hold shares for control in another company, strategic partners, holders of restricted shares, employee stock ownership plans, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (except government retirement or pension funds) and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “control holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds, mutual funds, exchange traded fund providers, 401(k) plans of the company, government retirement and pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations, savings plans and investment plans) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in S&P 500® Index calculations.

The exclusion is accomplished by calculating an Investable Weight Factor (IWF) for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by control holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

Maintenance of the S&P 500® Index

In order to keep the S&P 500® Index comparable over time S&P engages in an index maintenance process. The S&P 500® Index maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the S&P 500® Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the S&P 500® Index methodology, at least once within any 12 month period, the S&P Index Committee reviews the S&P 500® Index methodology to ensure the S&P 500® Index continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the S&P 500® Index, or investment and financial experts.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the S&P 500® Index. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event. In order that the level of the S&P 500® Index not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, S&P generally derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the S&P 500® Index’s post-event value to the pre-event level.

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. The timing of adjustments to the number of shares depends on the type of event causing the change, and whether the change represents 5% or more of  the total share count (for companies with multiple share class lines, the 5% threshold is based on each individual share class line rather than total company shares). Changes as a result of mergers or acquisitions are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made at the quarterly share updates as described below. Changes in a constituent’s total shares of 5% or more due to public offerings (which must be underwritten, have a publicly available prospectus or prospectus summary filed with the Securities and Exchange Commission and include a public confirmation that the offering has been completed) are implemented as soon as reasonably possible. Other changes of 5% or more are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. For changes of less than 5%, on the third Friday of the last month in each calendar quarter, S&P updates the share totals of companies in the S&P 500® Index as required by any changes in the number of shares outstanding. S&P implements a share / IWF freeze beginning after the market close on the Tuesday preceding the second Friday of each quarterly rebalancing month and ending after the market close on the third Friday of the quarterly rebalancing month. During this frozen period, shares and IWFs are not changed except for certain corporate action events (merger activity, stock splits and rights offerings).

Adjustments for Corporate Actions

There is a large range of corporate actions that may affect companies included in the S&P 500® Index. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the S&P 500® Index from changing as a result of the corporate action. This helps ensure that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. Several types of corporate actions, and their related adjustments, are listed in the table below.

Spin-Offs

As a general policy, a spin-off security is added to the S&P 500® Index at a zero price at the market close of the day before the ex-date (with no divisor adjustment).  The spin-off security will remain in the S&P 500® Index if it meets all eligibility criteria.  If the spin-off security is determined ineligible to remain in the S&P 500® Index, it will generally be removed after at least one day of regular way trading (with a divisor adjustment).  If there is a gap between the ex-date and distribution date (or payable date), or if the spin-off security does not trade regular way on the ex-date, the spin-off security is kept in the S&P 500® Index until the spin-off security begins trading regular way.

Several additional types of corporate actions, and their related adjustments, are listed in the table below.

Corporate Action	Share Count Revision Required?	Divisor Adjustment Required?

Stock split	Yes – share count is revised to reflect new count.	No – share count and price changes are off-setting

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

Change in shares outstanding (secondary issuance, share repurchase and/or share buy-back)	Yes – share count is revised to reflect new count.	Yes
Special dividends	No	Yes – calculation assumes that share price drops by the amount of the dividend; divisor adjustment reflects this change in index market value
Change in IWF	No	Yes – divisor change reflects the change in market value caused by the change to an IWF
Company added to or deleted from the S&P 500® Index	No	Yes – divisor is adjusted by the net change in market value, calculated as the shares issued multiplied by the price paid
Rights Offering	No	Yes – divisor adjustment reflects increase in market capitalization (calculation assumes that offering is fully subscribed)

Recalculation Policy

S&P reserves the right to recalculate and republish the S&P 500® Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed corporate event; (3) incorrect application of corporate action or index methodology; (4) late announcement of a corporate event; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P 500® Index is made at the discretion of the index manager and/or index committee, as further discussed below.  The potential market impact or disruption resulting from the potential recalculation is considered when making any such decision.  In the event of an incorrect closing price, a missed corporate event or a misapplied corporate action, a late announcement of a corporate event, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, the index manager may, at his or her discretion, recalculate the index without involving the index committee.  In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the index following specified guidelines. In the event that the index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Closing levels for the S&P 500® Index are calculated by S&P based on the closing price of the individual constituents of the index as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Prices used for the calculation of real time index values are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.

If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P Web site at www.spdji.com indicating any changes to the prices used in S&P 500® Index calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P 500® Index. Real-time indices are not restated.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.

NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.

If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:

Market Disruption Prior to Open of Trading:

(i)   If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

(ii)   If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.

Market Disruption Intraday:

(i)   If exchanges indicate that trading will not resume for a given day, the S&P 500® Index level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday S&P 500® Index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

License Agreement between S&P and GS Finance Corp.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Index to track general market performance. S&P Dow Jones Indices’ only relationship to Goldman with respect to the S&P 500® Index is the licensing of the S&P 500® Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Goldman or the notes. S&P Dow Jones Indices have no obligation to take the needs of Goldman or the owners of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT,

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GOLDMAN, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Index Closing Values

The index closing value has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the index closing value during the period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical index closing values as an indication of the future performance of the index.  We cannot give you any assurance that the future performance of the index or the index stocks will result in your receiving any interest payment on any interest payment date.

Neither we nor any of our affiliates make any representation to you as to the performance of the index.  Before investing in the offered securities, you should consult publicly available information to determine the relevant index values between the date of this prospectus supplement and the date of your purchase of the offered securities.  The actual performance of the index over the life of the offered securities may bear little relation to the historical values shown below.

The table below shows the high, low and period end index closing values for each of the four calendar quarters in 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016 and the first three calendar quarter of 2017 (through July 31, 2017). We obtained the index closing values listed in the table below from Bloomberg Financial Services, without independent verification.

	High	Low	Period End
2007
Quarter ended March 31	1,459.68	1,374.12	1,420.86
Quarter ended June 30	1,539.18	1,424.55	1,503.35
Quarter ended September 30	1,553.08	1,406.70	1,526.75
Quarter ended December 31	1,565.15	1,407.22	1,468.36
2008
Quarter ended March 31	1,447.16	1,273.37	1,322.70
Quarter ended June 30	1,426.63	1,278.38	1,280.00
Quarter ended September 30	1,305.32	1,106.39	1,166.36
Quarter ended December 31	1,161.06	752.44	903.25
2009
Quarter ended March 31	934.70	676.53	797.87
Quarter ended June 30	946.21	811.08	919.32
Quarter ended September 30	1,071.66	879.13	1,057.08
Quarter ended December 31	1,127.78	1,025.21	1,115.10
2010
Quarter ended March 31	1,174.17	1,056.74	1,169.43
Quarter ended June 30	1,217.28	1,030.71	1,030.71
Quarter ended September 30	1,148.67	1,022.58	1,141.20
Quarter ended December 31	1,259.78	1,137.03	1,257.64
2011
Quarter ended March 31	1,343.01	1,256.88	1,325.83
Quarter ended June 30	1,363.61	1,265.42	1,320.64
Quarter ended September 30	1,353.22	1,119.46	1,131.42
Quarter ended December 31	1,285.09	1,099.23	1,257.60
2012
Quarter ended March 31	1,416.51	1,277.06	1,408.47
Quarter ended June 30	1,419.04	1,278.04	1,362.16
Quarter ended September 30	1,465.77	1,334.76	1,440.67
Quarter ended December 31	1,461.40	1,353.33	1,426.19

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

	High	Low	Period End
2013
Quarter ended March 31	1,569.19	1,457.15	1,569.19
Quarter ended June 30	1,669.16	1,541.61	1,606.28
Quarter ended September 30	1,725.52	1,614.08	1,681.55
Quarter ended December 31	1,848.36	1,655.45	1,848.36
2014
Quarter ended March 31	1,878.04	1,741.89	1,872.34
Quarter ended June 30	1,962.87	1,815.69	1,960.23
Quarter ended September 30	2,011.36	1,909.57	1,972.29
Quarter ended December 31	2,090.57	1,862.49	2,058.90
2015
Quarter ended March 31	2,117.39	1,992.67	2,067.89
Quarter ended June 30	2,130.82	2,057.64	2,063.11
Quarter ended September 30	2,128.28	1,867.61	1,920.03
Quarter ended December 31	2,109.79	1,923.82	2,043.94
2016
Quarter ended March 31	2,063.95	1,829.08	2,059.74
Quarter ended June 30	2,119.12	2,000.54	2,098.86
Quarter ended September 30	2,190.15	2,088.55	2,168.27
Quarter ended December 31	2,259.53	2,085.18	2,256.96
2017
Quarter ended March 31	2,395.96	2,257.83	2,362.72
Quarter ended June 30	2,453.46	2,328.95	2,423.41
Quarter ending September 30 (through July 31, 2017)	2,477.83	2,409.75	2,470.30

The graph below shows the daily historical index closing values from January 1, 2007 through July 31, 2017. We obtained the index closing values displayed in the graph below from Bloomberg Financial Services, without independent verification.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

Historical CMS Spreads

The graph set forth below illustrates the historical CMS spreads from January 1, 2007 to July 31, 2017. We obtained the CMS spreads shown in the graph from Reuters, without independent verification.

The CMS spread has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the CMS spread during the period shown below is not an indication that the CMS spread is more or less likely to increase or decrease at any time during any interest period.

The historical CMS spreads reflected in the graph set forth below are based on actual CMS rate movements during the time period. We cannot assure you, however, that this performance will be replicated in the future or that the historical CMS spreads will serve as a reliable indicator of future performance. The CMS spread has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the CMS spread during the period shown below is not an indication that the CMS spread is more or less likely to increase or decrease at any time after the first four interest payment dates. See “Additional Risk Factors Specific to Your Securities — Recent Regulatory Investigations Regarding Potential Manipulation of ISDAfix May Adversely Affect Your Securities” for more information relating to the 30-year CMS rate and the 2-year CMS rate.

You should not take the historical CMS spreads provided below as an indication of the future CMS spreads. We cannot give you any assurance that the future CMS spreads will result in your receiving interest payments after the first four interest payments greater than the interest payments you would have received if you invested in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate. Neither we nor any of our affiliates make any representation to you as to the CMS spread.

The securities are not sponsored, endorsed, sold or promoted by ICE Benchmark Administration and ICE Benchmark Administration makes no representation regarding the advisability of investing in the securities.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.  It applies to you only if you hold your securities as a capital asset for tax purposes.  This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a regulated investment company;

•                  a tax exempt organization;

•                  a partnership;

•                  a person that owns the securities as a hedge or that is hedged against interest rate risks;

•                  a person that owns the securities as part of a straddle or conversion transaction for tax purposes; or

•                  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect.  These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder.  You are a United States holder if you are a beneficial owner of securities and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

Tax Treatment. Your securities will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes.  Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your securities and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with terms and conditions similar to your securities (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. Under these rules, you will only accrue interest based on the comparable yield. You will not have to separately include the amount of interest that you receive, except to the extent of any positive or negative adjustments discussed below.

It is not entirely clear how, under the rules governing contingent payment debt instruments, the maturity date for debt instruments (such as your securities) that provide for the possibility of early redemption should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to

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compute the comparable yield and projected payment schedule for your securities (and we intend to make the computation in such a manner) based on the assumption that your securities will remain outstanding until the stated maturity date.

We have determined that the comparable yield for the securities is equal to 3.55% per annum, compounded quarterly. Based on this comparable yield, if you are an initial holder that holds a security until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the securities, from the security each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 security)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 security) as of End of Accrual Period
August 3, 2017 through December 31, 2017	$14.47	$14.47
January 1, 2018 through December 31, 2018	$34.83	$49.30
January 1, 2019 through December 31, 2019	$34.02	$83.32
January 1, 2020 through December 31, 2020	$33.45	$116.77
January 1, 2021 through December 31, 2021	$33.01	$149.78
January 1, 2022 through December 31, 2022	$32.73	$182.51
January 1, 2023 through December 31, 2023	$32.55	$215.06
January 1, 2024 through December 31, 2024	$32.46	$247.52
January 1, 2025 through December 31, 2025	$32.51	$280.03
January 1, 2026 through December 31, 2026	$32.68	$312.71
January 1, 2027 through December 31, 2027	$32.94	$345.65
January 1, 2028 through December 31, 2028	$33.27	$378.92
January 1, 2029 through December 31, 2029	$33.67	$412.59
January 1, 2030 through December 31, 2030	$34.15	$446.74
January 1, 2031 through December 31, 2031	$34.72	$481.46
January 1, 2032 through August 3, 2032	$20.84	$502.30

In addition, we have determined the projected payments for your securities are as follows:

Taxable Year:	Payment on February 3	Payment on May 3	Payment on August 3	Payment on November 3
2017	N/A	N/A	N/A	$15.00
2018	$15.00	$15.00	$15.00	$15.03
2019	$14.16	$13.61	$13.18	$12.85
2020	$12.41	$12.09	$11.76	$11.43
2021	$11.11	$10.89	$10.56	$10.34
2022	$10.13	$9.91	$9.69	$9.47
2023	$9.36	$9.15	$8.93	$8.82
2024	$8.82	$8.38	$8.17	$7.95
2025	$7.73	$7.51	$7.30	$7.08
2026	$6.86	$6.75	$6.64	$6.42
2027	$6.32	$6.21	$6.10	$5.99
2028	$5.88	$5.77	$5.66	$5.55
2029	$5.55	$5.44	$5.23	$5.34
2030	$5.01	$4.90	$4.79	$4.68
2031	$4.57	$4.46	$4.36	$4.25
2032	$4.14	$3.92	$1,003.70	N/A

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your securities, and we make no representation regarding the amount of interest payments with respect to your securities.

If, during any taxable year, the actual payments with respect to the securities exceed the projected payments for that taxable year, you will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. You will treat a net positive adjustment as additional interest income in that taxable year.

If, during any taxable year, the actual payments with respect to the securities are less than the amount of projected payments for that taxable year, you will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce your interest income on the securities for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the securities during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the securities or to reduce the amount realized on a sale, exchange, redemption or maturity of the securities. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your securities, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

Furthermore, it is possible that any Form 1099-OID you receive in respect of the securities may not take net negative or positive adjustments into account and therefore may overstate or understate your interest inclusions. You should consult your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

If you purchase your securities at a price other than their adjusted issue price as determined for tax purposes, you must determine the extent to which the difference between the price you paid for your securities and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. If the adjusted issue price of your securities is greater than the price you paid for your securities, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon the sale, exchange, redemption or maturity, by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your securities is less than the price you paid for your securities, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon the sale, exchange, redemption or maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

The adjusted issue price of your securities will equal your securities’ original issue price plus any interest deemed to be accrued on your securities (under the rules governing contingent payment debt instruments) as of the time you purchase your securities, decreased by the projected amount of any interest payments previously made with respect to the securities. The original issue price of your securities is equal to the first price at which a substantial amount of the securities is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of securities at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize income or loss upon the sale, exchange, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities will equal the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities (in accordance with the comparable yield for your securities), decreased by the projected amount of any contingents payments previously made to you with respect to your securities and increased or decreased by the amount of any positive or negative adjustment, respectively, that you

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

are required to make if you purchase your securities at a price other than the adjusted issue price determined for tax purposes.

Any income you recognize upon the sale, exchange, redemption or maturity of your securities will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, capital loss. If you are a non-corporate holder, you would generally be able to use an ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the securities and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the securities.

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of interest payments and amounts you receive upon the sale, exchange, redemption or maturity of your securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the index during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any interest payment or the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2018, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange, redemption or other disposition of the securities made before January 1, 2019.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the securities.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the securities are acquired by or on behalf of a Plan unless those securities are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the securities, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the securities, (b) none of the purchase, holding or disposition of the securities or the exercise of any rights related to the securities will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the securities, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the securities, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the securities.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan), and propose to invest in the securities, you should consult your legal counsel.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

Supplemental Plan of Distribution

GS Finance Corp. has agreed to sell to GS&Co., and GS&Co. has agreed to purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this prospectus supplement. Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $35.00 for each security it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each security as a structuring fee. GS&Co. will receive an underwriting discount of $5.50 for each security.

We will deliver the securities against payment therefore in New York, New York on August 3, 2017, which is the third scheduled business day following the date of this prospectus supplement and of the pricing of the securities.

GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $25,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), GS&Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

a)         at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b)         at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

c)         at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities referred to above shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of the securities may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the securities in, from or otherwise involving the United Kingdom.

The securities may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by,

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the securities under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the securities under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The securities are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the securities by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the securities, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the securities.

GS Finance Corp. Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Contact

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

Validity of the Securities and Guarantee

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the securities offered by this prospectus supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this prospectus supplement has been executed and issued by The Goldman Sachs Group, Inc., and such securities have been authenticated by the trustee pursuant to the indenture, and such securities and the guarantee have been delivered against payment as contemplated herein, (a) such securities will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$5,092,000

GS Finance Corp.

Callable CMS Spread and S&P 500® Index-Linked Range Accrual Securities due August 3, 2032

Goldman Sachs & Co. LLC